Exhibit 99.07

SCANA CORPORATION

SUPPLEMENTARY EXECUTIVE BENEFIT PLAN

(including amendments through December 31, 2009)

SCANA CORPORATION

SUPPLEMENTARY EXECUTIVE BENEFIT PLAN

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6.11	ARBITRATION	14

SECTION 7.	PLAN ADMINISTRATION, AMENDMENT AND TERMINATIOAN	15
7.1	IN GENERAL	15
7.2	CLAIMS PROCEDURE	15
7.3	FINALITY OF DETERMINATION	15
7.4	DELEGATION OF AUTHORITY	15
7.5	EXPENSES	15
7.6	TAX WITHHOLDING	15
7.7	INCOMPETENCY	15
7.8	NOTICE OF ADDRESS	16
7.9	AMENDMENT AND TERMINATION	16

SECTION 8.	EXECUTION	17

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SCANA CORPORATION

SUPPLEMENTARY EXECUTIVE BENEFIT PLAN

SECTION 1.  ESTABLISHMENT AND PURPOSE

1.1           Establishment and History of the Plan.  SCANA Corporation established a plan for certain executives to be known as the “SCANA Corporation Supplementary Executive Benefit Plan” (the “Plan”), effective as of July 1, 2001.  The Plan was amended and restated, effective as of January 1, 2009, to comply with the requirements of Code Section 409A.  The Plan is hereby amended and restated as provided herein, effective as of December 31, 2009, to remove references to the SCANA Corporation Executive Benefit Plan.

1.2           Description of the Plan.  This Plan is intended to constitute a severance benefits plan which is unfunded and established primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees.

1.3           Purpose of the Plan.  The purpose of this Plan is to advance the interests of the Company by providing highly qualified Company executives and other key personnel with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company in the event of certain spin-offs, divestitures, or an acquisition or other Change in Control.  The Corporation believes that an assurance of equitable treatment will enable valued executives and key personnel to maintain productivity and focus during a period of significant uncertainty inherent in such situations and that a severance compensation plan of this kind will aid the Company in attracting and retaining the highly qualified professionals who are essential to its success.

SECTION 2.  DEFINITIONS

2.1           Definitions.  Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

(a)           “Agreement” means a contract between an Eligible Employee and the Company permitting the Eligible Employee to participate in the Plan and delineating the benefits (if any) that are to be provided to the Eligible Employee in lieu of or in addition to the benefits described under the terms of this Plan.

(b)           “Base Salary” means the base rate of compensation payable to a Participant as annual salary, not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Section 125 maintained by the Company, but excluding amounts received or receivable under all incentive or other bonus plans.

(c)           “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)           “Beneficiary” means any person or entity who, upon the Participant’s death, is entitled to receive the Participant’s benefits under the Plan in accordance with Section 5 hereof.

(e)           “Board” means the Board of Directors of the Corporation.

(f)           “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)           Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

(ii)           During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii)           The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(iv)           The consummation of the sale of the stock of any subsidiary of the Corporation designated by the Board as a “Material Subsidiary;” or the shareholders of the Corporation approve a plan of complete liquidation of a Material Subsidiary or an agreement for the sale or disposition by the Corporation of all or substantially all of the assets of a Material Subsidiary; provided that any event described in this subsection shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to the affected Material Subsidiary.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Committee” means the Human Resources Committee of the Board.  Any references in this Plan to the “Committee” shall be deemed to include references to the designee appointed by the Committee under Section 7.4.

(i)           “Company” means the Corporation and any subsidiaries of the Corporation and their successor(s) or assign(s) that adopt this Plan through execution of Agreements with any of their Employees or otherwise. When the term “Company” is used with respect to an individual Participant, it shall refer to the specific company at which the Participant is employed, unless otherwise required by the context.

(j)           “Corporation” means SCANA Corporation, a South Carolina corporation, or any successor thereto.

(k)           “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers SEBP Benefits hereunder.

(l)           “Eligible Employee” means an Employee who is employed by the Company and who also serves as an officer of the Company excluding those officers who are employed at the level of Senior Vice-President or above.

(m)           “Employee” means a person who is actively employed by the Company and who falls under the usual common law rules applicable in determining the employer-employee relationship.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Good Reason” means, without the Participant’s written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(i)           A material diminution in the Participant’s Base Salary;

(ii)           A material diminution in the Participant’s authority, duties, or responsibilities;

(iii)          A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a Company officer or Employee instead of reporting directly to the Board;

(iv)          A material diminution in the budget over which the Participant retains authority;

(v)           A material change in the geographic location at which the Participant must perform the services; and

(vi)          Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services.

In the event a successor company fails or refuses to assume the Company’s obligations under this Plan on or before the effective date of a Change in Control, as required by Section 6.4 herein, or in the event the Company or a successor company breaches any provision of this Plan with respect to a Participant, such failure or breach shall be deemed to be a material breach with respect to  each affected Participant.

A Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(p)           “Just Cause” means any one or more of the following:

(i)        Willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from a Qualifying Termination), after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his/her duties, and the Participant has failed to resume substantial performance of his/her duties on a continuous basis within fourteen (14) days of receiving such demand;

(ii)           The willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)           A Participant’s conviction of a felony or conviction of a misdemeanor which impairs his/her ability substantially to perform his/her duties with the Company.

For purposes of this Section 2.1(p), no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by a Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(q)           “Participant” means any Eligible Employee who is participating in the Plan in accordance with the provisions herein set forth.

(r)           “Potential Change in Control” means and includes the event of any one or more of the following occurrences:

(i)           The Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;

(ii)           Any person including the Corporation publicly announces an intention to take or to consider taking actions which the Committee reasonably believes if consummated, would constitute a Change of Control of the Corporation;

(iii)           Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation (or corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing eight and one-half percent (8.5%) or more of the combined voting power of the Corporation’s then outstanding securities;

(iv)           The filing of an application by a third party with the Securities and Exchange Commission under Section 9(a)(2) of the 1935 Act for authorization to acquire shares so as to hold, own or control, directly or indirectly, five percent (5%) or more of the voting stock of the Corporation; or

(v)           The Board adopts a resolution to the effect that for purposes of the SCANA Corporation Executive Benefit Plan Trust and affected plans, a Potential Change in Control has occurred.

(s)           “Qualifying Termination” means any of the events described in Section 4.2 herein, the occurrence of which triggers the payment of SEBP Benefits hereunder.

(t)           “Retirement” means the retirement of a Participant at the “normal retirement age,” as defined in the SCANA Corporation Retirement Plan or in accordance with any retirement arrangement established with the Participant’s consent with respect to the Participant.

(u)           “SEBP Benefit” means the benefits as provided in Section 4.3 herein.

(v)           “Total and Permanent Disability” means a physical or mental condition which:

(i)           Renders a Participant unable to discharge his/her normal work responsibility with the Company and which, in the opinion of a licensed physician selected by the Participant, based upon significant medical evidence, can be reasonably expected to continue for a period of at least one (1) year; or

(ii)           Causes a Participant to be absent from the full-time performance of his/her duties with the Company for six (6) consecutive months and, within thirty (30) days after the Company delivers to the Participant written notice of termination, the Participant does not return to the full-time performance of his/her duties.

2.2           Gender and Number.  Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3.   ELIGIBILITY AND PARTICIPATION

3.1           Eligibility.  An individual is eligible to participate in the Plan after becoming an Eligible Employee of the Company.

3.2           Termination of Participation.  A Participant in this Plan under Section 3.1 shall remain covered hereunder until the earliest of (i) the date the Participant is notified, in a writing signed by the Corporation’s Chief Executive Officer, that the Participant is no longer covered by the provisions of this Plan; or (ii) the date upon which the Participant’s employment terminates for any reason, provided, however, the Participant shall remain covered under the Plan after termination of employment so long as any benefits are payable from this Plan; or (iii) the date of termination of the Plan, provided, however, the Plan shall remain in effect with respect to the Participant so long as any benefits are payable to the Participant from this Plan.

SECTION 4.   BENEFITS

4.1           Right to SEBP Benefits.  A Participant shall be entitled to receive from the Corporation SEBP Benefits as described in Section 4 herein, if there has been a Change in Control and if, within twenty-four (24) calendar months thereafter, the Participant’s employment with the Company shall end for any reason specified in Section 4.2 herein as being a Qualifying Termination.  The amount of all SEBP Benefits described in Section 4 herein shall be calculated by the Committee in its sole discretion.

4.2           Qualifying Termination. Subject to the terms of this Plan, the occurrence of any one (1) of the following events within twenty-four (24) calendar months after a Change in Control shall trigger the payment of SEBP Benefits under this Plan:

(a)           An involuntary termination of a Participant’s employment with the Company without Just Cause; or

(b)           A voluntary termination of a Participant’s employment with the Company for Good Reason, provided the Notice of Termination required under Section 4.7 has been communicated timely.

A termination of a Participant’s employment with the Company by reason of death, Total and Permanent Disability, Retirement, a voluntary termination by the Participant without Good Reason, or an involuntary termination by the Company for Just Cause shall not entitle a Participant to receive SEBP Benefits hereunder.

Notwithstanding the above, a Participant shall not be considered to have terminated his/her employment solely by reason of his/her transfer to a corporation whose stock was acquired from the Company in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.

4.3           Description of SEBP Benefits.  If a Participant becomes entitled to receive SEBP Benefits, the Corporation shall pay to, and provide, such Participant with the following benefits:

(a)           An amount intended to approximate two (2) times the sum of: (i) the Participant’s annual Base Salary in effect as of the Change in Control, and (ii) the Participant’s full targeted annual incentive opportunity in effect as of the Change in Control; and

(b)           An amount equal to the total cost of coverage for medical coverage, long-term disability coverage, and LifePlus or other life insurance coverage, so as to provide substantially the same level of coverage and benefits enjoyed as if the Participant continued to be an employee of the Company for two (2) full years after the effective date of the Change in Control.

4.4           Termination for Total and Permanent Disability. Following a Change in Control of the Corporation, if a Participant’s employment is terminated due to Total and Permanent Disability, the Participant shall receive his Base Salary, through the Effective Date of Termination, at which point in time the Participant’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs of the Company then in effect.

4.5           Termination for Retirement or Death. Following a Change in Control of the Corporation, if a Participant’s employment is terminated by reason of his Retirement or death, the Participant’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable plans and programs of the Company then in effect.

4.6           Termination for Cause or by Participant Other Than for Good Reason. Following a Change in Control of the Company, if a Participant’s employment is terminated either (i) by the Company for Just Cause; or (ii) by the Participant other than for Good Reason, the Company shall pay the Participant his/her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plan of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under this Plan.

4.7           Notice of Termination.  Any Qualifying Termination shall be communicated by Notice of Termination from the party initiating the termination to the other party.  For purposes of this Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, so as to entitle the Participant to benefits.  No Qualifying Termination under Section 4.2(b) shall be deemed to have occurred unless the Participant has given Notice of Termination to the Company specifying the Good Reason event relied upon for such termination within 90 days after the initial occurrence of such event following the Change in Control, and the Company has not remedied such within 30 days of receipt of such Notice.

4.8           Participant’s Obligations.  Subject to the terms and conditions of this Plan, in the event of a Potential Change in Control of the Company, each Participant is required to remain with the Company until the earliest of (i) a date which is six (6) months after the occurrence of such Potential Change in Control of the Company; or (ii) a termination by a Participant of the Participant’s employment by reason of Total and Permanent Disability or Retirement; or (iii) the occurrence of a Change in Control of the Company.

4.9           Termination for Just Cause.  Nothing in this Plan shall be construed to prevent the Company from terminating a Participant’s employment for Just Cause.  In such case, no SEBP Benefits shall be payable to the Participant under this Plan.

4.10           Form and Timing of SEBP Benefits.  A Participant’s SEBP Benefits shall be paid in the form of a single lump sum cash payment as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

4.11           Benefits Under Other Plans.  Any other amounts due the Participant or his Beneficiary under the terms of any other Company plans or programs are in addition to the payments under this Plan.

SECTION 5.  BENEFICIARY DESIGNATION

5.1           Designation of Beneficiary.  A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant.  All designations shall be in writing and signed by the Participant.  The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant.  The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Corporation.  The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation.  All Beneficiary designations shall be addressed to the Secretary of SCANA Corporation and delivered to his office.

5.2           Death of Beneficiary.

(a)           In the event that the Beneficiaries named in Section 5.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant’s estate as the alternate Beneficiary.

(b)           In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any dollar amount or proportion of funds designated or indicated for him per the designation under Section 5.1, and the dollar amount or designated or indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant’s estate as an alternate Beneficiary.

5.3           Ineffective Designation.

(a)           In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.

(b)           In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.

SECTION 6.  GENERAL PROVISIONS

6.1           Contractual Obligation.  It is intended that the Corporation is under a contractual obligation to make payments of a Participant’s SEBP Benefits when due.  Payment of SEBP Benefits shall be made out of the general funds of the Corporation as determined by the Board without any restriction of the assets of the Corporation relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

6.2           Unsecured Interest.  No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Corporation.  To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

6.3           “Rabbi” Trust. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust” and referred to herein as the “Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Plan (and such other plans and arrangements as determined from time to time by the Corporation). At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust.  Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Corporation.

6.4           Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.5           Employment/Participation Rights.

(a)           Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

(b)           Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c)           No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(d)           Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

(e)           Participation in this Plan shall constitute the entire agreement between the Company and each Participant and shall supersede those provisions of any employment agreement with the Company affecting a Participant’s rights to receive benefits as a result of his/her termination of employment within twenty-four (24) months following a Change in Control of the Company.  In all other respects, any employment agreement shall continue in full force and effect.

6.6           Nonalienation of Benefits.

(a)           No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

(b)           No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

(c)           If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

6.7           Severability.  If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

6.8           No Individual Liability.   It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Plan.

6.9           Applicable Law.  This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable federal law.

6.10           Legal Fees and Expenses.  The Company shall pay all legal fees, costs of litigation, and other expenses incurred in good faith by each Participant as a result of the Company’s refusal to provide the SEBP Benefits to which the Participant becomes entitled under this Plan, or as a result of the Company’s contesting the validity, enforceability, or interpretation of the Plan.

6.11           Arbitration.  Each Participant shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his or her job, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company.

SECTION 7.  PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

7.1           In General.  This Plan shall be administered by the Committee, which shall have the sole authority, in its discretion, to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder.  The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.  The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

7.2           Claims Procedure.  Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee.  This request must include a written explanation setting forth the specific reasons for such reconsideration.  The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant.  Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation.  The Committee shall review its determination promptly and render a written decision with respect to the claim.  Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

7.3           Finality of Determination.  The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

7.4           Delegation of Authority.  The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.

7.5           Expenses.  The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

7.6           Tax Withholding.  The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

7.7           Incompetency.   Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed.  In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee.  Any payment made under the provisions of this Section 7.7 shall be a complete discharge of liability therefor under the Plan.

7.8           Notice of Address.   Any payment made to a Participant or his designated Beneficiary at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee.  Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his designated Beneficiary.

7.9           Amendment and Termination.  The Corporation expects the Plan to be permanent, but since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Plan at any time by action of its Board at any time prior to a Change in Control, pursuant to a Board resolution adopted by a vote of two-thirds (2/3) of the Board members then serving on the Board.  Upon any such amendment, and except as provided hereunder upon the occurrence of a Change in Control, each Participant and his Beneficiary(ies) shall only be entitled to such benefits as determined by the Board pursuant to such amendment.  Upon any such termination, and except as provided hereunder upon the occurrence of a Change in Control, no Participant or Beneficiary(ies) shall be entitled to any further benefits hereunder, unless determined otherwise by the Board, in its sole discretion. Notwithstanding the foregoing, however: (a) in the event a Change in Control occurs during the term of the Plan, this Plan will remain in effect until all benefits have been paid to all Participants existing at the time of the Change in Control; and (b) no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control without the express written consent of all of the Plan’s Participants covered by the Plan at such time.

SECTION 8.  EXECUTION

IN WITNESS WHEREOF, the Corporation has caused this amended and restated SCANA Corporation Supplementary Executive Benefit Plan to be executed by its duly authorized officer this 31st day of December, 2009, to be effective as of the dates specified herein.

SCANA CORPORATION

By: /s/J. P. Hudson

Title: VP – HR

ATTEST:

/s/Gina Champion
Secretary